Company Contact:
China Botanic Pharmaceutical Inc.
Ms. Portia Tan, IR ContactMr. David Dong
Email: ir@renhuang.comEmail: david@renhuang.com
Tel: 86-451-8260-2162

China Botanic Reports First Quarter Fiscal 2012 Results

HARBIN, China, March 19, 2012 - China Botanic Pharmaceutical Inc. (NYSE AMEX: CBP) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and Traditional Chinese Medicines ("TCM") in China, today announced financial results for the three months ended January 31, 2012.

First Quarter 2012 Highlights
▪	Net sales increased 24.4% year over year to $28.1 million
▪	Gross profit increased 25.4% to $17.3 million from $13.8 million in the first quarter of fiscal 2011
▪	Gross margin increased to 61.6% from 61.1% in the year ago period
▪	Net income rose 12.4% to $12.3 million, or $0.33 per diluted share, from $10.9 million, or $0.29 per diluted share, in the first quarter of fiscal 2011

First Quarter Fiscal Year 2012 Results

During the three months ended January 31, 2012, net revenue increased by 24.4% to $28.1 million from $22.6 million in the same period of 2011. The significant revenue growth was mainly due to price increases across all of the Company’s products during the quarter and the increasing market recognition of the Company’s Siberian Ginseng Series products and other new products, such as Ginseng and Venison Extract (launched in the fourth quarter of fiscal year 2010) and Badger Oil (launched in the first quarter of fiscal year 2011) as a result of China Botanic’s marketing efforts. China Botanic is expecting to gain greater market acceptance in 2012 and beyond and anticipates that market demand for its products will continue to grow.

Gross profit increased 25.4% to $17.3 million compared to $13.8 million in the first quarter of fiscal 2011. Gross margin increased to 61.6% as compared to 61.1% in the same period last year. The slight increase in gross margin in the three months ended January 31, 2012 was primarily attributable to increased product pricing and decreased sales rebate from average 13.3% to 8.5% of gross sales, which was partly offset by increasing raw material costs. China Botanic anticipates the cost of raw materials will continue to increase in 2012 at a slow to moderate speed.

Operating expenses for the first three months of fiscal 2012 were $2.9 million, as compared to $2.2 million in the same period last year.

Sales and marketing expenses rose 19.7% to $1.6 million from $1.3 million a year ago, reflecting the Company’s investment in advertising activities during the quarter to expand market recognition of the Company’s botanic anti-depression series products. General and administrative expenses increased 58.6% to $1.0 million from $0.7 million in the year ago period. This increase was primarily attributable to increased spending on other service fees, amortization expenses, and consulting expenses. Research and development expenses were approximately $236 thousand, up 30.9% from approximately $181 thousand in the year ago period.

Operating income in the first quarter fiscal 2012 increased 24.1% to $14.5 million, compared to $11.7 million in the first quarter of fiscal 2011. Operating margin decreased slightly year-over-year to 51.4% from 51.5%.

The Company incurred income tax expenses of $2.2 million in the first quarter of fiscal 2012, compared to $0.7 million for the comparable period in 2011.  A 15% tax rate was imposed effective January 1, 2011.

Net income increased 12.4% year over year to $12.3 million, or $0.33 per diluted share, from $10.9 million, or $0.29 per diluted share for the same period a year ago.

Financial Condition

As of January 31, 2012, China Botanic had cash of approximately $21.4 million and total current assets of approximately $70.6 million. The Company had working capital of approximately $56.9 million on January 31, 2012, as compared to $40.8 million at the fiscal year end of October 31, 2011. The Company had no long-term debt on its balance sheet at the end of January 31, 2012. Shareholders' equity stood at $113.5 million, compared to $99.7 million as of October 31, 2011. Net cash flow from operating activities for the three months ended January 31, 2012 was $3.4 million compared to $1.3 million for the same period of 2011.

Business Outlook

For fiscal year 2012, China Botanic reaffirms its guidance of revenues of between $91.6 million and $93.1 million, representing an increase of 26% to 28% over fiscal year 2011 revenue of $72.7 million. Revenue growth is expected to be driven largely by sales volume increases from the existing product portfolio. The Company expects net income to be in the range of $32.7 million to $33.2 million, representing an increase of between 26% and 28% over fiscal year 2011 net income of $25.9 million.

“We are pleased to report double digit revenue and net income growth in the first quarter of fiscal year 2012. Our strong growth in sales, profitability, and operating cash flow during the quarter was largely driven by increase in our average selling prices, Siberian Ginseng Series products, Ginseng and Venison Extract product and Badger Oil product.” said Mr. Shaoming Li, Chairman and Chief Executive Officer of China Botanic.  “Our Siberian Ginseng products exhibited strong year-over-year sales growth and accounted for 58% of our total revenue in the first quarter of fiscal year 2012 compared with 52% in the same period of last year.  This reflected our continued commitment to create awareness and promote our premier product, the Siberian Ginseng Series, and it will continue to remain on our top priority in the future. In addition, our new product, Ginseng and Venison Extract, launched in the fourth quarter of fiscal year 2010 has established a strong foothold in the market and contributed 12.5% of our total sales in the first quarter of fiscal year 2012 compared with 9.4% of total sales in the same period of last year.”

Conference Call

China Botanic will host a conference call at 9:00 a.m. Eastern Time on Monday, March 19, 2012, to discuss financial results for the first quarter of fiscal 2012 ended January 31, 2012.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-394-2209. International callers should dial 706-758-1481. The conference ID number for the call is 63338488.

If you are unable to participate in the call at this time, a replay will be available on Monday, March 19, 2012 at 12:00 noon Eastern Time, through Monday, April 2, 2012. To access the replay, dial 855-859-2056. International callers should dial 404-537-3406. The conference ID number for the replay is 46104402.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit www.renhuang.com.

Safe Harbor Statement
This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, including but not limited to statements concerning future revenue and net income, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

– Financial Tables Follow –

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	January 31,2012	31-Oct-11
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$21,424,980	$15,283,583
Trade receivables, net	32,590,787	21,548,325
Inventory, net	16,417,407	7,416,720
Other receivables, net	154,296	6,823,410
Total current assets	70,587,470	51,072,038

Property and equipment, net	1,704,332	1,778,984
Intangible assets, net	17,205,410	17,146,700
Construction-in-progress	1,964,277	1,937,103
Deposits for properties	35,541,536	37,822,113
Deferred tax assets	141,179	139,226
Total assets	$127,144,204	$109,896,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,360,318	$2,098,256
Tax payable	9,010,596	5,976,417
Accrued employee benefits	2,269,391	2,131,565
Warrant Liabilities	18,445	23,443
Total liabilities	13,658,750	10,229,681
Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of January 31,2012 and October 31, 2011,respectively)	-	-
Common stock ($0.001 par value, 100,000,000 shares authorized; 37,239,536 issued and outstanding as of January 31,2012 and October 31, 2011, respectively)	37,240	37,240
Additional paid-in capital	7,789,726	7,763,987
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	10,106,694	8,620,695
Retained earnings	91,682,365	79,375,132
Total shareholders’ equity	113,485,454	99,666,483
Total liabilities and shareholders’ equity	$127,144,204	$109,896,164

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
	For the three months ended January 31,
	2012	2011
	(Unaudited)	(Unaudited)
Sales, net	$28,140,091	$22,625,060
Cost of goods sold	10,815,503	8,807,787
Gross profit	17,324,588	13,817,273
	61.6%	61.1%
Operating and administrative expenses:
Sales and marketing	1,590,890	1,329,179
General and administrative	1,046,633	659,882
Research and development	236,415	180,674
Total operating expenses	2,873,938	2,169,735
Income from operations	14,450,650	11,647,538
	51.4%	51.5%
Other income:
Interest income	32,107	24,189
Income before income tax expenses	14,482,757	11,671,727
Income tax expenses	2,175,525	723,432
Net income	$12,307,232	$10,948,295

Other comprehensive income:
Cumulative currency translation adjustments	1,485,999	664,421
Total comprehensive income	13,793,231	11,612,716
Earnings per common stock- Basic	$0.33	$0.29
Earnings per common stock - Diluted	$0.33	$0.29
Weighted average number of common stock outstanding
Basic	37,239,536	37,239,536
Diluted	37,243,559	37,895,878

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the three months ended January 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$12,307,232	$10,948,295
Adjustments to reconcile net income to operating activities:
Depreciation	98,910	94,091
Amortization	180,554	35,253
Share compensation	25,739	25,796
Noncash rental expenses	264,935	188,202
Warrants liability reevaluation	-4,998	-187,342
Changes in assets and liabilities:
(Increase) in trade receivables	-10,664,863	-6,077,469
(Increase) in due from related parties	-	-27,177
(Increase) in inventory, net	-8,834,257	-4,736,029
Decrease (Increase) in other receivables, net	6,717,399	-256,099
Increase in accounts payable	230,997	149,153
Increase in tax payable	2,929,651	996,035
Increase in accrued employee benefits	107,166	148,081
Net cash provided by operating activities	3,358,465	1,300,790

Cash flows from investing activities:
Deposits for land use right, property and patents	2,526,967	-15,056,160
Increase in construction-in-progress	-	-1,859,436
Purchase of property and equipment	-	-5,171
Net cash provided by (used in) investing activities	2,526,967	-16,920,767
Effect of exchange rate changes on cash	255,965	178,456

Net increase (decrease) in cash	6,141,397	-15,441,521
Cash, beginning of year	15,283,583	27,826,142
Cash, end of year	$21,424,980	$12,384,621
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	-	-
Interest paid during the year	-	-
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